UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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COGENT COMMUNICATIONS GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1015 31st Street
Washington, D.C. 20007
(202) 295-4200

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON April 30, 2007

The Annual Meeting of Stockholders of Cogent Communications Group, Inc., a Delaware corporation (the “Company”), will be held on April 30, 2007, at 9:00 a.m., local time, at the Company’s offices at 1015 31 st  Street, NW, Washington, D.C. 20007, for the following purposes:

1.                To elect seven directors to hold office until the next annual meeting of stockholders and until their respective successors have been elected or appointed.

2.                To amend the 2004 Incentive Award Plan to increase the number of shares of common stock available under the plan by 2.0 million shares.

2.                To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

The foregoing matters are described in more detail in the enclosed Proxy Statement.

The Board of Directors has fixed March 9, 2007 as the record date for determining stockholders entitled to vote at the Annual Meeting of Stockholders.

The Company’s Proxy Statement is attached hereto. Financial and other information about the Company is contained in the enclosed 2006 Annual Report to Stockholders for the fiscal year ended December 31, 2006.

You are cordially invited to attend the meeting in person. Your participation in these matters is important, regardless of the number of shares you own. Whether or not you expect to attend in person, we urge you to complete, sign, date and return the enclosed proxy card as promptly as possible in the enclosed envelope. If you choose to attend the meeting you may then vote in person if you so desire, even though you may have executed and returned the proxy. Any stockholder who executes such a proxy may revoke it at any time before it is exercised.

By Order of the Board of Directors,

Ried Zulager, Secretary
Washington, D.C.
March 30, 2007

1015 31st Street
Washington, D.C. 20007
(202) 295-4200

PROXY STATEMENT

The Board of Directors of Cogent Communications Group, Inc. (the “Company”), a Delaware corporation, is soliciting your proxy on the proxy card enclosed with this Proxy Statement. Your proxy will be voted at the 2007 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on April 30, 2007, at 9:00 a.m., local time, at the Company’s offices at 1015 31st  Street, NW, Washington, D.C. 20007, and any adjournment or postponement thereof. This Proxy Statement, the accompanying proxy card and the Company’s Annual Report to Stockholders are first being mailed to stockholders on or about April 2, 2007.

VOTING SECURITIES

Voting Rights and Outstanding Shares

Only stockholders of record on the books of the Company as of 5:00 p.m., March 9, 2007 (the “Record Date”), will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, the outstanding voting securities of the Company consisted of 49,005,223 shares of common stock, par value $0.001 per share.

Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders.

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections with the assistance of the Company’s transfer agent. The Inspector will also determine whether or not a quorum is present. Except in very limited circumstances, the affirmative vote of a majority of the shares having voting power present in person or represented by proxy at a duly held meeting at which a quorum is present is required under the Company’s Bylaws for approval of proposals presented to stockholders. In general, our Bylaws also provide that a quorum consists of a majority of the shares issued and outstanding and entitled to vote, the holders of which are present in person or represented by proxy. The Inspector will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and therefore, abstentions will have the effect of a negative vote for purposes of determining the approval of any matter submitted to the stockholders for a vote.

Proxies

The shares represented by the proxies received, properly dated and executed and not revoked will be voted at the Annual Meeting in accordance with the instructions of the stockholders. A proxy may be revoked at any time before it is exercised by:

•       delivering written notice of revocation to the Company, Attention: Ried Zulager;

•       delivering a duly executed proxy bearing a later date to the Company; or

•       attending the Annual Meeting and voting in person.

Any proxy which is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted “FOR” the election of directors and as the proxy holders deem advisable on other matters that may come before the meeting, as the case may be, with respect to the item not marked. If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present with respect to that matter. The Company believes that the tabulation procedures to be followed by the Inspector are consistent with the general statutory requirements in Delaware concerning voting of shares and determination of a quorum.

The cost of soliciting proxies will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company’s directors, officers and regular employees, without additional compensation, personally or by telephone or telegram.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Seven directors are to be elected at the Annual Meeting to serve until their respective successors are elected and qualified. Nominees for election to the Board shall be approved by a majority of the votes cast by holders of the Common stock present in person or by proxy at the Annual Meeting, each share being entitled to one vote.

In the event any nominee is unable or unwilling to serve as a nominee, the proxies may be voted for the balance of those nominees named and for any substitute nominee designated by the present Board or the proxy holders to fill such vacancy, or for the balance of those nominees named without nomination of a substitute, or the Board may be reduced in accordance with the Bylaws of the Company. The Board has no reason to believe that any of the persons named will be unable or unwilling to serve as a nominee or as a director if elected.

Set forth below is certain information concerning the seven directors of the Company nominated to be elected at the Annual Meeting:

Dave Schaeffer, age 51, founded our Company in August 1999 and is our Chairman of the Board of Directors and Chief Executive Officer. Prior to founding the Company, Mr. Schaeffer was the founder of Pathnet, Inc., a broadband telecommunications provider, where he served as Chief Executive Officer from 1995 until 1997 and as Chairman from 1997 until 1999. Mr. Schaeffer has been a director since 1999.

Steven Brooks, age 55, has served on our Board of Directors since October 2003. Mr. Brooks currently serves as Managing Partner of BCP Capital Management, which he co-founded in 1999. From 1997 until 1999, Mr. Brooks headed the technology industry mergers and acquisition practice at Donaldson, Lufkin & Jenrette. Previously, Mr. Brooks held a variety of positions in the investment banking and private equity fields, including: Head of Global Technology Banking at Union Bank of Switzerland, Managing Partner of Corporate Finance at Robertson Stephens, founder and Managing Partner of West Coast technology investment banking at Alex Brown & Sons, and Principal at Rainwater, Inc., a private equity firm in Fort Worth, Texas.

Erel N. Margalit, age 46, has served on our Board of Directors since 2000. Mr. Margalit has been Managing Partner of Jerusalem Venture Partners since August 1997. He was a general partner of Jerusalem Pacific Ventures from December 1993 to August 1997. From 1990 to 1993, Mr. Margalit was Director of Business Development of the City of Jerusalem. Mr. Margalit serves on the board of directors (which also serves as the compensation committee in each case) of  Sepaton, Inc., Animation Lab Ltd., Cyber-Ark Software, Inc., Double Fusion Inc., Magink Display Technologies Inc., Jerusalem Software Incubator Ltd., Forterra Systems, Inc., and Siano, Inc.. Mr. Margalit, in his capacity as director of a company in Israel, is the subject of a proceeding in which the tax authorities have alleged that the company (which is unrelated to us) failed to pay certain taxes. The proceeding is classified as criminal under the laws of Israel.

Timothy Weingarten, age 32, has served on our Board of Directors since October 2003. Mr. Weingarten is a partner at Worldview Technology Partners, and from 1996 to 2000 was a member of the telecom equipment research group at Robertson Stephens and Company. Mr. Weingarten is also a member of the board of directors of Force10 Networks, Visage Mobile, Zoove, Inc., Avvenu Inc. and Ooma, Inc.

Richard T. Liebhaber, age 71, has served on our Board of Directors since March 2006. Mr. Liebhaber was with IBM from 1954 to 1985, where he held a variety of positions. Subsequently, he served as executive vice president and member of the management committee at MCI, and from 1992 to 1995, served on the board of directors of MCI. From 1995 to 2001, Mr. Liebhaber served as managing director at Veronis, Suhler & Associates, a New York media merchant banking firm. He also serves on the board of directors of Avici Systems, Inc. where he chairs the board and the audit committee and serves on the compensation committee, ILOG Inc. (Nasdaq: ILOG) where he serves on the governance committee and chairs the compensation committee, and JDS Uniphase (NASDAQ: JDSU), where he serves on the audit, development and governance committees.

D. Blake Bath, age 44, has served on our Board of Directors since November 2006. From 1996 until 2006, Mr. Bath was Managing Director at Lehman Brothers and, as a senior equity research analyst for Lehman Brothers, was Lehman’s lead analyst covering Wireline and Wireless Telecommunications Services.  Prior to joining Lehman Brothers he was the primary telecommunications analyst at Sanford C. Bernstein from 1992 to 1996. From 1989 to 1992 he was an analyst in the Strategic Planning and Corporate Finance organizations at MCI Communications. He serves on the board of directors and audit committee of Inphonic, Inc. (NASDAQ: INPC).

Lewis H. Ferguson, III, age 62, joined on our Board of Directors on March 23, 2007. From 2004 to February 2007 he was general counsel of the Public Company Accounting Oversight Board. He was the first general counsel of PCAOB, a not-for-profit corporation chartered by the U.S. Congress as part of the Sarbanes-Oxley Act of 2002 to oversee auditors of U.S. public companies. From 1998 to 2003 he was a partner at the law firm Williams & Connolly LLP specializing in corporate and business law matters. From 1994 to 1997 he was Senior Vice President and General Counsel and served on the board of Wright Medical Technology, Inc. He is a member of the board of directors of T.E.I. Biosciences, Inc., Zorch Software, and Impulse Monitoring.

All of the nominees for directors, other than Mr. Bath and Mr. Ferguson, being voted upon at the Annual Meeting are directors standing for re-election. Edward Glassmeyer, Kenneth Peterson, and Jean-Jacques Bertrand are not standing for reelection. Unless marked otherwise, proxies received will be voted “FOR” the election of each of the nominees named above.

Recommendation of the Board of Directors:

The Board recommends a vote “FOR” the election of all nominees named above.

PROPOSAL NO. 2

AMENDMENT OF 2004 INCENTIVE AWARD PLAN

On February 8, 2007 the Board approved, subject to stockholder approval, the amendment of the Company’s 2004 Incentive Award Plan (the “Award Plan”) to increase the shares of common stock available for grant under the Award Plan by 2,000,000 shares. Currently, approximately 10,000 shares remain available under the Award Plan. The principal purpose for increasing the shares available under the Award Plan is to allow the Company to continue to use the Award Plan to continue to further the goals and purposes of the Award Plan as described below.

The 2004 Incentive Award Plan

During 2004, the Company adopted the Award Plan to enhance and supplement the 2003 Incentive Award Plan and the awards made there under by broadening the types of awards that may be granted to employees and consultants and by providing grants to directors. The principal purpose for adopting the Award Plan was to promote the success of the business and enhance the Company’s value by linking the personal interests of employees, consultants and directors to its success and by providing these individuals with an incentive for outstanding performance. The Award Plan provides for the grant of incentive stock options, nonqualified stock options, restricted stock, stock appreciation rights, dividend equivalent rights, performance-based awards, deferred stock, stock payments and other stock-based awards (collectively, the “Awards”). As of February 28, 2007, 9,318 shares of common stock remained available for issuance under the Award Plan. The proposed amendment of the Award Plan would increase the aggregate number of shares of common stock reserved and available for issuance under the Award Plan to 2,009,318. Based on the closing price of the common stock on the NASDAQ on March 1, 2007 of $22.51 per share, the market value of shares of common stock proposed to be available for issuance under the Award Plan would be $45,229,748.

Administration.   Generally, the Company’s compensation committee has the authority to conduct the general administration of the Award Plan. The Committee has the power to interpret the Award Plan and any award agreement entered into under the Award Plan, as well as to adopt, amend, and rescind rules for the administration, interpretation, and application of the Award Plan. However, with respect to grants of options and shares to non-employee directors and persons subject to Section 16 of the Exchange Act, the board of directors as a whole shall administer the Award Plan. Subject to the foregoing and other terms and conditions of the Award Plan, the compensation committee or the full board of directors, as the case may be, has the authority to select the employees to whom Awards are to be made, to determine the number of shares to be subject thereto and the terms and conditions thereof, and to make all other determinations and to take all other actions necessary or advisable for the administration of the Award Plan. The Committee has delegated authority to the Chief Executive Officer to make grants to employees other than executive officers.

Grants of Awards.   The committee or its designee, in their sole discretion, may from time to time grant awards to any number of key employees or consultants of the Company (or any subsidiary of the Company). The committee or its designee determines at the time of each grant the number of shares subject to such award and the vesting rules for the award.

The foregoing is only a summary of the Award Plan and is qualified by reference to its full text, a copy of which is attached as Appendix A to the Company’s definitive information statement on Schedule 14C, filed with the SEC on June 21, 2004.

Planned Grants of Restricted Stock and Options

The Compensation Committee and the Board of Directors have approved grants of restricted stock and options, which grants are subject to the approval by the stockholders of this proposal. The table below sets forth the proposed grants. The remaining shares available under the Award Plan will be used for future grants. The table does not show a dollar value because the value of the restricted stock will depend on the market price for our common stock when the restricted stock vests. The options cannot be valued for the same reason because the strike price will not be determined until the options are granted (which will be on the date of the annual meeting).

2004 Incentive Award Plan	Number of Shares of Restricted Stock (1)	Options to Purchase Stock (2)
Dave Schaeffer	500,000	—
R. Reed Harrison	20,000	—
Thaddeus Weed	40,000	50,000
Robert Beury	20,000	—
Jeffrey Karnes	20,000	—
Executive Group (8 individuals including those named above)	660,000	—
Non-executive board director group (3)	45,000	—
Non-executive officer employee group	260,000	—

(1)          Except as noted below the restricted stock to be granted does not vest until April 30, 2009 on which date it vests fully. Vesting will accelerate on change of control and in certain other circumstances. The restricted stock granted to the non-executive board directors is fully vested upon grant. 20,000 shares of the 40,000 shares to be granted to Mr. Weed will vest 25% in February 2008 and the remainder in equal monthly installments over a 3 year period.

(2)          The strike price of the options will be the market price of the Company’s common stock on the date of grant (which will be April 30, 2007 if the proposal to add shares to the incentive plan is approved by the stockholders). The options vest 25% in February 2008 and the remainder in equal monthly installments over a 3 year period. Vesting accelerates upon a change of control and in certain other circumstances.

(3)          Directors receive 7,500 shares of restricted stock for each year of service. The six non-executive directors of the Company will each receive 7,500 shares of restricted stock in January 2008 for service in 2007.

Recommendation of the Board of Directors:

The Board recommends a vote “FOR” the amendment of the plan as described above.

THE BOARD OF DIRECTORS AND COMMITTEES

The Board of Directors met 7 times during 2006 and acted by unanimous written consent 3 times. Each director, during his term as director, attended at least 75% of the aggregate number of meetings of the Board, except Messrs. Weingarten, Peterson and Brooks. Each director, during his term as director, attended at least 75% of the aggregate number of meetings of the committees of the Board of which he was a member, except Messrs. Weingarten,  Margalit and Peterson. During 2006, the Board had a standing Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. There was also an ad hoc Pricing Committee consisting of Messrs. Schaeffer, Margalit, Glassmeyer and Brooks that met twice during the year concerning the pricing of the Company’s public offering of securities.

Nominating and Corporate Governance Committee

We established our Nominating and Corporate Governance Committee in April 2005. The members of this committee are Messrs. Glassmeyer and Brooks who are both independent members of our Board. Mr. Glassmeyer currently serves on this committee but he is not standing for reelection. Our Board has adopted a charter governing the activities of the Nominating and Corporate Governance Committee. The charter of the Nominating and Corporate Governance Committee may be found on the Company’s website at www.cogentco.com. Pursuant to its charter, the Nominating and Corporate Governance Committee’s tasks include identifying individuals qualified to become Board members, recommending to the Board director nominees to fill vacancies in the membership of the Board as they occur and, prior to each annual meeting of stockholders, recommending director nominees for election at such meeting, making recommendations to the Board concerning the size and composition of the Board, conducting succession planning regarding the Chief Executive Officer and other senior officer positions of the Company and leading the Board in its annual review of Board performance. The committee also develops and recommends to the Board corporate governance principles applicable to the Company.

Board candidates are considered based upon various criteria, such as skills, knowledge, perspective, broad business judgment and leadership, relevant specific industry or regulatory affairs knowledge, business creativity and vision, experience, and any other factors appropriate in the context of an assessment of the committee’s understood needs of the Board at that time. In addition, the committee considers whether the individual satisfies criteria for independence as may be required by applicable regulations and personal integrity and judgment. Accordingly, the Company seeks to attract and retain highly qualified directors who have sufficient time to attend to their substantial duties and responsibilities to the Company.

The Nominating and Corporate Governance Committee has the sole authority to retain, compensate, and terminate any search firm or firms to be used in connection with the identification, assessment, and/or engagement of directors and director candidates. No such firm has been retained by the Company in the past.

The Nominating and Corporate Governance Committee considers proposed nominees whose names are submitted to it by stockholders; however, it does not have a formal process for that consideration. The Company has not to date adopted a formal process because it believes that the informal consideration process has been adequate. The committee intends to review periodically whether a more formal policy should be adopted. If a stockholder wishes to suggest a proposed name for committee consideration, the name of that nominee and related personal information should be forwarded to the Nominating and Corporate Governance Committee, in care of the corporate Secretary, at least three months before the next annual meeting to ensure meaningful consideration by the committee. See also “Notice of Stockholder Business and Nominations” for Bylaw requirements for nominations.

The functions of the Nominating and Corporate Governance Committee were undertaken in conjunction with full board meetings during 2006. These functions took place during scheduled in-person board meetings when prospective new board members met with the existing board and discussed the Company. As a result of these activities Messrs. Liebhaber, Bath, and Ferguson were subsequently invited to join the Company’s board of directors.

Stockholder Communication with Board Members

Although the Company has not to date developed formal processes by which stockholders may communicate directly to directors, it believes that the informal process, in which stockholder communications that are received by the Secretary for the Board’s attention, or summaries thereof, are then forwarded to the Board has served the Board’s and the stockholders’ needs. In view of Securities and Exchange Commission, or SEC, disclosure requirements relating to this issue, the Nominating and Corporate Governance Committee may consider development of more specific procedures. Until any other procedures are developed and posted on the Company’s corporate website at www.cogentco.com, any communications to the Board should be sent to it in care of the Secretary.

Code of Conduct

The Company’s Code of Conduct may be found on the Company’s website under the “Investor Relations” link at www.cogentco.com.

Board Member Attendance at Annual Meetings

The Company encourages all of its directors to attend the Annual Meeting of Stockholders. The Company generally holds a board meeting coincident with the Annual Meeting to minimize director travel obligations and facilitate their attendance at the Annual Meeting.

Director Independence

Nasdaq National Market Marketplace Rules require that a majority of the Board be independent. No director qualifies as independent unless the Board determines that the director has no direct or indirect relationship with the Company that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In assessing the independence of its members, the Board examined the commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships of each member. The Board’s inquiry extended to both direct and indirect relationships with the Company. Based upon both detailed written submissions by its members and discussions regarding the facts and circumstances pertaining to each member, considered in the context of applicable Nasdaq National Market Marketplace Rules, the Board has determined that all of the directors are independent other than Messrs. Schaeffer and Peterson.

Audit Committee

The Audit Committee, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), consists of Messrs. Liebhaber (Chairman), Bertrand,  and Bath (who joined the committee in November 2006, replacing Mr. Brooks), each of whom is independent as the term “independence” is defined in the applicable listing standards of Nasdaq and Rule 10A-3 under the Exchange Act. The Board has determined that each of Messrs. Liebhaber, Bertrand, Bath, and Brooks qualifies as an audit committee financial expert, as that term is defined in the Exchange Act. The responsibilities of this committee include:

•       the appointment, compensation, retention and oversight of our independent public accountants;

•       reviewing with the independent public accountants the plans and results of the audit engagement;

•       approving professional services provided by the independent public accountants;

•       reviewing our critical accounting policies, our Annual and Quarterly reports on Forms 10-K and 10-Q, and our earnings releases;

•       reviewing the independence of the independent public accountants; and

•       reviewing the adequacy of our internal accounting controls and overseeing our ethics program.

The Audit Committee met five times during 2006 and did not act by unanimous written consent. The charter of the Audit Committee, as adopted by the Board in February 2006 was filed as Appendix A to last year’s proxy statement, a copy of which is available at www.sec.gov under the Company’s filings with the SEC or at www.cogentco.com. Mr. Bertrand currently serves on the Audit Committee, but he is not standing for reelection.

Audit Committee Report

To the Board of Directors:

We have reviewed and discussed with management the Company’s audited consolidated financial statements as of and for the year ended December 31, 2006.

We have discussed with the independent auditors, Ernst & Young LLP, the matters required to be discussed with us by the American Institute of Certified Public Accountants, the Securities and Exchange Commission, the Nasdaq Stock Market and the Public Company Accounting Oversight Board, including those required by the Statement on Auditing Standards No. 61.

We have received and reviewed the letter from Ernst & Young LLP required by the Independence Standards Board, and have discussed with Ernst & Young their independence, including the written disclosures and letter required by Independence Standard No. 1 of the Independence Standards Board.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the audited consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the Securities and Exchange Commission.

Audit Committee:
Richard Liebhaber
Jean-Jacques Bertrand
D. Blake Bath

Compensation Committee

The Compensation Committee consists of Messrs. Margalit, Glassmeyer and Weingarten each of whom is independent as the term “independence” is defined in the applicable listing standards of Nasdaq. Mr. Glassmeyer is chairman of the committee. This committee is responsible for determining compensation for our executive officers and other employees, and administering the compensation programs. In 2006 the functions of the Compensation Committee were undertaken by the full board during closed executive session meetings held in conjunction with regularly scheduled in-person meetings of the Board. Salary and equity compensation awards for all of the executive officers and key employees of the Company listed in this proxy statement were considered during these meetings and Mr. Schaeffer was absent from any discussions concerning his compensation. Mr. Glassmeyer currently serves on the committee but he is not standing for reelection.

EXECUTIVE OFFICERS AND KEY EMPLOYEES

Set forth below is certain information concerning the executive officers of the Company. Biographical information on Mr. Schaeffer is included under “Proposal—Election of Directors.”

EXECUTIVE OFFICERS

R. Reed Harrison III, age 58, joined us in July of 2004 and serves as President and Chief Operating Officer. Prior to joining us, Mr. Harrison served as Senior Vice President—Worldwide Network Engineering and Operations for AT&T, where he held a variety of senior management positions beginning in 1996. During the twelve years prior to that time, Mr. Harrison served in senior management positions at AT&T Network Systems and Bell Laboratories including President of the GTE Global Business Unit.

Thaddeus G. Weed, age 46, joined us in February 2000 and served as Vice President and Controller until May 2004 when he became our Chief Financial Officer and Treasurer. From 1997 to 1999, Mr. Weed served as Senior Vice President of Finance and Treasurer at Transaction Network Services where Mr. Weed undertook a broad range of financial management responsibilities. These responsibilities included financial planning, forecasting, budgeting, financial modeling, acquisition, and international expansion strategies and pro-forma analyses. From 1987 to 1997, Mr. Weed was employed at Arthur Andersen LLP where he served as Senior Audit Manager.

Robert N. Beury, Jr., age 53, joined us in September 2000 and serves as Chief Legal Officer (Vice President and General Counsel) and Assistant Secretary. Prior to joining us, Mr. Beury served as Deputy General Counsel of Iridium LLC, a mobile satellite service provider, from 1994 to 2000. From 1987 to 1994 Mr. Beury was General Counsel of Virginia’s Center for Innovative Technology, a non-profit corporation set up to develop the high tech industry in Virginia.

R. Brad Kummer, age 58, joined us in February 2000 and serves as Vice President of Optical Transport Engineering and Chief Technology Officer. Mr. Kummer spent the 25 years prior to joining us at Lucent Technologies (formerly Bell Laboratories), where he served in a variety of research and development and business development roles relating to optical fibers and systems. In his most recent work at Lucent, he was responsible for optical fiber systems engineering for long haul and metropolitan dense wavelength division multiplexing systems.

Timothy G. O’Neill, age 51, joined us in January 2001 and serves as the Vice President of Field Engineering, Construction and Network Operations. He is responsible for network operation, construction and maintenance. From 1999 to 2001, Mr. O’Neill was employed at @Link Networks, Inc. where he served as Chief Network Officer. While at @Link Networks, Inc., Mr. O’Neill was responsible for engineering, implementing and operating a network for internet access and layer 2 services.

Mark A. Schleifer, age 38, joined us in October 2000 and serves as Vice President of IP Engineering. From 1994 to 2000, Mr. Schleifer served as Senior Director, Network Engineering at DIGEX/Intermedia, Incorporated, a provider of high-end managed Web and application hosting services. At DIGEX/Intermedia, Mr. Schleifer managed the Network Engineering group, Capacity Planning group, and Research and Development group. He was responsible for all technical aspects of initiating customer service, network troubleshooting, field installations, and new equipment testing for the leased line business. Mr. Schleifer also coordinated peering and backbone circuit deployment to maintain network throughput and availability.

Jeffrey Karnes, age 35, joined us in May of 2004 and serves as Vice President of Global Sales and Chief Revenue Officer. Prior to joining us, Mr. Karnes served Vice President of Regional Sales at UUNet division of MCI Communications, where he had served in a number of positions in the sales organization since joining UUNet in 1995.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee of the board of directors is responsible for determining compensation changes for senior officers and employees in general. The Chief Executive Officer participates in the decision making by making recommendations to the committee. After informal discussion and amendment among the committee members and the CEO, recommendations for compensation changes are voted upon by the committee and the board of directors. The compensation changes take the form of specific amounts for the CEO and other executive officers and general guidelines for use by the CEO in determining compensation for other employees. Compensation changes are developed based upon the understanding of the CEO and the committee of the compensation of officers and employees in similar companies and the performance of the individual officers. Neither the CEO nor the committee has retained any third party consultants or engaged in any formal comparison of compensation at the Company to compensation at other companies.

The compensation philosophy of the CEO and the committee has been to pay reasonable salaries in light of the perceived market for the skills of each individual hired, to avoid offering any perquisites (such as automobiles, club dues, etc.), to pay cash bonuses linked to meeting targets for cash flow, EBITDA, and revenue, and to give every employee an opportunity to benefit in share price increases through grants of options and restricted stock. (EBITDA is the acronym for earnings before interest, taxes, depreciation, and amortization.) The company believes that this philosophy has been successful in recruiting and retaining its management team as evidenced by the Company’s success and the low turnover of the management team.

The compensation of the Chief Executive Officer was originally determined in negotiations with the venture capitalists that initially invested in the Company in February 2000. At the same time he entered into an employment agreement that governs various aspects of his employment. His employment agreement is described below. The compensation of subsequently hired executive officers was determined in negotiations between the Chief Executive Officer and such executive officers and in consultation with the Board of Directors and the Compensation Committee and in most cases is governed by the terms of employment agreements. Subsequent adjustments to the compensation of executive officers have been made based upon the recommendation of the Chief Executive Officer after consultation with the Compensation Committee. Any change to any aspect of the compensation of the CEO is approved by the Board, excluding the CEO, upon recommendation from the Compensation Committee.

The Company’s current executive compensation program is composed primarily of salary paid in cash, bonuses paid in cash, stock options and restricted stock. All Company executive officers also participate in the Company’s benefit programs, including the Company’s 401(k) plan and its medical, dental and other benefits plans. Changes in all elements of compensation for all executive officers, including the CEO, have generally arisen from informal discussions among the CEO and the directors followed by formal recommendations by the CEO to the Compensation Committee and the Board of Directors.

Salary

The Compensation Committee periodically reviews the compensation of the Company’s Chief Executive Officer and each executive officer and, based on recommendations from the CEO, determines the compensation for each executive. In recent years the Company has given raises to all employees to partially compensate for general inflation. Specific executive officers have been given additional raises based on the officer’s increased responsibilities as the Company has grown. The CEO and the committee members have determined the amount of these raises based on their experience as managers and directors without reference to studies or consultants.

Bonus

The Company’s executive officers and employees have received cash bonuses for fully or partially achieving  financial targets for revenue, cash flow, and EBITDA. The  targets to be met are established prospectively by the Compensation Committee. The reward for reaching each goal is the payment of an amount that is a percentage of the employee’s salary. Payment of bonuses occurs when the target is met. In 2006 the annual targets were partially met and the committee and the Board authorized the CEO to make partial bonus grants to executive officers and employees (other than the CEO). The CEO has also authorized specific cash bonuses to certain employees and officers for performance based on a qualitative assessment of performance. In all cases the Compensation Committee and the Board have reviewed and approved any bonus for the CEO.

Options and Restricted Stock

The Company has made awards of options and restricted stock to employees to align their interests with the Company’s outside stockholders. Almost every employee has received options. Awards are not timed to material company events. New employees receive grants on their date of hire. The strike price of the option awarded to a new employee is the price of Company’s common stock on the employee’s start date. Subsequent awards are based on performance and tenure.

Vesting of options and restricted stock is based on continued employment with acceleration of vesting upon a change of control or if the executive is discharged other than for cause or resigns for good cause. Awards under the Award Plan to senior officers are determined by the Compensation Committee and/or the full Board of Directors as appropriate, taking into account such factors as the nature of the participant’s responsibilities and the business priorities of the Company. Awards to employees other than senior officers are made by the CEO pursuant to general guidelines established by the Compensation Committee and the Board. The restricted stock granted in 2006 to our executive officers fully vests upon a change of control, even if the officer is not discharged. A change of control is defined as a transaction after which the current stockholders of the Company have less than 50% of the stock of the surviving entity, e.g. a merger, sale of substantially all of the assets of the Company, or similar transaction. Permitting the officers to become fully vested upon a change of control and allowing this to occur without the executive being discharged provides, in the view of the board of directors, an incentive for the executives to pursue a transaction that could be beneficial for the stockholders even though the charge of control would create uncertainty with respect to the future of each officer. Grants of restricted stock and options have generally been made once a year by the Board of Directors.

Tax Deductibility of Compensation

Section 162(m) of the Code limits the Company’s federal income tax deduction for certain executive compensation in excess of $1,000,000 paid to the Chief Executive Officer and the four other most highly compensated executive officers. The $1,000,000 deduction limit does not apply, however, to “performance—based compensation” as that term is defined in Section 162(m)(4)(C) of the Code and the regulations promulgated there under. The Award Plan is structured so that awards granted under that plan may, subject to certain conditions, qualify as performance based compensation under Section 162(m) of the Code. The Compensation Committee recognizes the possibility that if the amount of the base salary and other compensation of a named executive officer exceeds $1,000,000, it may not be fully deductible for federal income tax purposes. The Compensation Committee will make a determination at any such time whether to authorize the payment of such amounts without regard to deductibility or whether the terms of such payment should be modified as to preserve any deduction otherwise available.

The following table sets forth the cash and non-cash compensation paid or incurred on our behalf to our Chief  Executive Officer, our principal financial officer, and each of our three other most highly compensated executive officers, or our named executive officers, whose annual compensation equaled or exceeded $100,000 for the year ended December 31, 2006.

Summary Compensation Table

Name	Principal Position	Year	Salary	Bonus	Stock Awards (a)	Option Awards (a)	TOTAL
Dave Schaeffer	CEO	2006	$300,000	$20,833	$6,428,804	$1,571,104	$8,320,741
Thaddeus Weed	CFO	2006	$213,000	$54,817	$112,468	$36,892	$417,177
R. Reed Harrison III	President and COO	2006	$300,000	$20,917	$10,322	$454,363	$785,602
Jeffrey Karnes	Chief Revenue Officer	2006	$225,000	$54,474	$37,886	$11,639	$328,999
Robert Beury	Chief Legal Officer	2006	$225,000	$25,667	$123,841	$36,892	$411,400

(a)           Represents the amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with FAS 123(R), disregarding the estimated impact of forfeitures. Refer to “Equity Based Compensation” in Note 1 of our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended 2006 for the relevant assumptions used to determine the amounts shown.

Option Grants and Stock Awards in Fiscal 2006

The following table shows information regarding individual option grants and stock awards to our named executive officers during the fiscal year ended December 31, 2006:

Grants of Plan Based Awards

Name	Principal Position	Grant Date	All Other Stock Awards Number of Shares of Stock or Stock Units	Grant Date Fair Value of Stock and Option Awards (c)
Dave Schaeffer	CEO	September 12, 2006	240,000	$2,109,600	(a)
Thaddeus Weed	CFO	October 16, 2006	20,000	$254,600	(b)
R. Reed Harrison III	President and COO	October 16, 2006	10,000	$127,300	(b)
Jeffrey Karnes	Chief Revenue Officer	October 16, 2006	10,000	$127,300	(b)
Robert Beury	Chief Legal Officer	October 16, 2006	10,000	$127,300	(b)

(a)           Vests in equal installments over 24 months beginning on January 1, 2007

(b)           Vests after 36 months from the grant date, in October 2009

(c)            Calculated using the market price of the stock on the grant date ($8.79 on September 12, 2006 and $12.73 on October 16, 2006).

Outstanding Equity Awards at Fiscal Year End

The following table shows the information regarding the options and stock held by our named executive officers on December 31, 2006.

Name	Principal Position	Notes	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Yet Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Yet Vested (g)
Dave Schaeffer	CEO	(a)	576,930	—	$0.00026	9/6/2014	240,000	$3,892,800
Thaddeus Weed	CFO	(b)	5	5,040	$0.00026	9/6/2014	20,000	$324,400
Thaddeus Weed	CFO	(c)	—	6,875	$4.88	10/24/2015
R. Reed Harrison III	President and COO	(d)	157,822	128,297	$6.00	6/29/2014	10,000	$162,200
Jeffrey Karnes	Chief Revenue Officer	(e)	3,125	6,875	$4.88	10/24/2015	7,212	$116,979
Jeffrey Karnes	Chief Revenue Officer	(f)					10,000	$162,200
Robert Beury	Chief Legal Officer	(b)	4,390	5,040	$0.00026	9/6/2014	10,000	$162,200
Robert Beury	Chief Legal Officer	(c)	3,125	6,875	$4.88	10/24/2015

(a)              shares equally vest over 24 months beginning on January 1, 2007; options vested 100% November 2006

(b)             options vested 25% after one year and in equal monthly installments for 36 months thereafter; shares vest in October 2009

(c)              options vested 6.25% on grant date and quarterly over 4 years thereafter

(d)             options vest in 48 equal monthly installments beginning July 2004; shares vest in October 2009

(e)              options vested 25% after one year and in equal monthly installments for 36 months thereafter; shares vest in 48 equal monthly installments

(f)               shares vest in October 2009

(g)              valued using market price of our stock on December 29, 2006 - $16.22

Option Exercises and Stock Vested Value

The following table shows information regarding option exercises by our named executive officers during the fiscal year ended December 31, 2006, and the value of stock awards at the time of vesting for stock awards that vested during the year.

		Option Awards		Stock Awards
Name	Principal Position	Number of Shares Acquired on Exercise	Value Realized On Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting (a)
Dave Schaeffer	CEO	—	—	342,317	$3,037,327
Thaddeus Weed	CFO	11,175	$90,235	3,994	$33,856
R. Reed Harrison III	President and COO	38,000	$281,848	—	—
Jeffrey Karnes	Chief Revenue Officer	—	—	4,808	$47,264
Robert Beury	Chief Legal Officer	4,032	$26,531	3,994	$33,856

(a)           Valued using the market price of our stock on the date the stock vested multiplied by the number of shares that vested.

Employment Agreements and Other Potential Post-Employment Payments

Each of Messrs. Schaeffer, Weed, Beury, Karnes, and Harrison entered into an employment agreement with us. Among other things these agreements and the terms of the grants of options and restricted stock provide for certain benefits upon change of control, termination of employment without cause and resignation for good reason. The agreements are as follows:

Dave Schaeffer Employment Agreement.   Dave Schaeffer has an employment agreement that provides for his services as Chief Executive Officer. He also receives all of our standard employee benefits and a life insurance policy with a death benefit of $2.0 million. If he is discharged without cause or resigns for good reason, 100% of his unvested restricted stock will vest and he is entitled to a lump sum amount equal to his annual salary at the time and continuation of his benefits for one year. If he is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, he is entitled to additional payment to reimburse him for all taxes, up to a maximum additional payment of 20% of the amount subject to tax. In the event of a change of control, 100% of his then unvested restricted stock and options will vest immediately. The value on December 31, 2006 of the unvested restricted stock that could have vested pursuant to these provisions was $3.9 million. Had his employment been terminated without cause or had he resigned for good reason he would have received a payment of $300,000 (equal to one year’s salary). If the entire amount of the these payments was subject to Section 4999 of the Internal Revenue Code he could receive up to an additional $840,000. Good reason (for resignation) includes removal from his position as CEO and failure to elect him as chairman of the board of directors.

Thaddeus Weed Employment Agreement.   Thaddeus Weed has an employment agreement under which he serves as Chief Financial Officer. In the event that his employment with us is terminated without cause or he resigns for good reason, the agreement entitles him to twelve months of salary and continuation of benefits for twelve months. Had this occurred on December 31, 2006 he would have received $213,000 (12 months salary). He is also entitled to continue vesting of options and restricted stock during the 12 month period. In the event of a change of control the vesting of his options accelerates so that he will be 100% vested in not less than 12 months following the change of control and he becomes fully vested in his restricted stock. If this had occurred on December 31, 2006 the value of the restricted stock that would have vested was $324,000. In the event of a change of control resulting in his termination without cause or resignation for good reason, 100% of his then restricted stock and options will vest immediately. The value on December 31, 2006 of the unvested stock and options that would have vested was $484,000 (which includes the $324,000 described in the previous sentence).

R. Reed Harrison III Employment Agreement.   Reed Harrison’s employment agreement entitles him to six months of salary and six months of benefits in the event that his employment with us is terminated without cause or he resigns for good reason. Had this occurred on December 31, 2006 he would have received $150,000 (6 months salary). If this occurred in conjunction with a change of control the payment would be a lump sum. He is also entitled to an additional 3 months vesting of options and restricted stock. In the event of a change of control his options will be 100% vested in not less than 12 months following the change of control and his restricted stock will fully vest. If this had occurred on December 31, 2006 the value of the restricted stock that would have vested was $162,000. In the event of a change of control resulting in his termination without cause or resignation for good reason, 100% of his then restricted stock and options will vest immediately. The value on December 31, 2006 of the unvested stock and options that would have vested was $1.5 million  (which includes the $162,000 described in the previous sentence).

Robert N. Beury, Jr. Employment Agreement.   Robert Beury’s employment agreement entitles him to twelve months of salary and twelve months of benefits in the event that his employment with us is terminated without cause or he resigns for good reason. Had this occurred on December 31, 2006 (when he was only entitled to six months of severance) he would have received $113,000 (6 months salary). If this occurred in conjunction with a change of control the payment would be a lump sum. He is also entitled to 6 months vesting of options and restricted stock.  In the event of a change of control the vesting of his restricted stock accelerates so that he will be 100% vested. The vesting of his options accelerates so that he will be fully vested in 12 months. Had a change of control occurred on December 31, 2006 the value of the restricted stock that would have vested was $162,000. In the event of a change of control resulting in his termination without cause or resignation for good reason, 100% of his then restricted stock and options will vest immediately. The value on December 31, 2006 of the unvested stock and options that would have vested was $322,000  (which includes the $162,000 described in the previous sentence).

Jeffrey Karnes Employment Agreement.   Jeffrey Karnes’s employment agreement provides that in the event his employment with us is terminated without cause or he resigns for good reason he will receive three months salary and continuation of benefits for six months. Had this occurred on December 31, 2006 he would have received $56,000 (3 months salary). He would also continue vesting for 3 months in his restricted stock and options. In the event of a change of control the vesting of his restricted stock and options accelerates so that he will be 100% vested in not less than 12 months following the change of control. In addition 10,000 shares of restricted stock will vest fully. Had a change of control occurred on December 31, 2006 the value of the restricted stock that would have vested was $162,000. In the event of a change in control resulting in his termination without cause or resignation for good reason, 100% of his then restricted stock and options will vest immediately. The value on December 31, 2006 of the unvested stock and options that would have vested was $357,000  (which includes the $162,000 described in the previous sentence).

Director Compensation

Director Compensation

Based on board action approved on October 26, 2005 our non-management Board members were compensated as follows for their services and participation on our Board of Directors during 2006:

•       $1,000 cash per in-person board meeting for each non-management director, and

•       7,500 shares of (fully vested) common stock per year to each non-management director, adjusted for partial year service.

The following table shows the amounts received in 2006:

Name	Fees Earned or Paid in Cash	Stock Awards (a)	Total
Edward Glassmeyer	$4,000	$24,563	$28,563
Steven Brooks	$3,000	$24,563	$27,563
Kenneth Petereson	$2,000	$24,563	$26,563
Jean-Jaques Bertrand	$4,000	$24,563	$28,563
Erel Margalit	$4,000	$24,563	$28,563
Timothy Weingarten	$1,000	$24,563	$25,563
Richard Liebhaber	$4,000	—	$4,000
D. Blake Bath	—	—	—

(a)           Valued using the closing market price of our stock on the grant date—$6.55 on January 31, 2006.

The compensation of David Schaeffer, who is a director and our Chief Executive Officer is disclosed in the Summary Compensation Table, above, and is therefore not shown in the Director Compensation table. The stock awards listed in the table were made in January 2006 for service in 2005. Each director, other than Mr. Schaeffer, received on January 8, 2007 an award of common stock for service in 2006. The directors each received 7,500 (fully vested) shares except for Mr. Liebhaber and Mr. Bath, who received 5,625 and 625 shares, respectively, reflecting their partial year service on the Board. Mr. Ferguson did not become a director until March 2007 and therefore did not receive award.

Equity Plan Information

2003 Incentive Award Plan and Offer to Exchange.   During the third quarter of 2003, we adopted the 2003 Incentive Award Plan. We believed that adoption of the 2003 Award Plan was necessary to permit us to continue to provide an incentive our employees, consultants and directors by granting restricted stock awards as part of their overall compensation. The decision to grant shares of restricted preferred stock under the 2003 Award Plan was made in order to allow our management and employees to share in the proceeds of our sale or other liquidation when the amount of the proceeds resulted in a distribution to preferred stockholders under the liquidation provisions of the preferred stock, but were not sufficient to result in distributions to holders of our common stock. We anticipated that this structure would incent our management and employees by providing them with the possibility of reaping an economic benefit in a greater number of scenarios than would be the case if the 2003 Award Plan provided only for common stock grants.

The Compensation Committee determined that each of our employees would be eligible to receive grants of Series H preferred stock under the 2003 Award Plan pursuant to an arrangement that we refer to as the offer to exchange. The number of shares granted to each employee pursuant to the offer to exchange was based on the number of options to purchase common stock granted to that employee under our 2000 Equity Incentive Plan, and in the case of our Chief Executive Officer, former Chief Financial Officer and our current Chief Financial Officer, the number of options and shares of restricted common stock held by such individuals. As a condition to participating in the offer to exchange, employees were required to relinquish all options to purchase our common stock, and in the case of our Chief Executive Officer, former Chief Financial Officer and our current Chief Financial Officer, options to purchase our common stock and the restricted common stock previously issued to them. Restrictions on transfer of shares of Series H preferred stock granted pursuant to the offer to exchange were removed with respect to 27% of the shares granted upon receipt of the shares and then in equal monthly installments over the subsequent 35 months. The Series H preferred stock granted in the offer to exchange has been converted into shares of common stock.

2004 Incentive Award Plan.   In 2004, we adopted our 2004 Incentive Award Plan. The 2004 Award Plan is intended to enhance and supplement the 2003 Award Plan and the awards made there under by broadening the types of awards that may be granted to employees and consultants and by providing for grants to directors. In addition to awards of restricted shares of common stock, the 2004 Award Plan provides us with the ability to award other equity-based incentive compensation, such as options to purchase shares of our common stock, stock appreciation rights, dividend equivalent rights, performance awards, restricted stock units, deferred stock and stock payments to employees, consultants and directors.

The principal purpose for the adoption of the 2004 Award Plan was to promote the success of our business and enhance our value by linking the personal interests of employees, consultants and directors to our success and by providing these individuals with an incentive for outstanding performance. We believe that the 2004 Plan also gives us the flexibility to offer a variety of types of compensation and to remain competitive in recruiting and retaining qualified key personnel. In April 2005, our Board of Directors and shareholders approved an increase in the number of shares available for grant under the 2004 Award Plan by 600,000 shares of common stock. As of March 1, 2006, there were 9,318 shares of common stock awardable for grant under the 2004 Award Plan. On February 4, 2007 our Board of Directors approved and recommended to our shareholders for approval at this meeting an increase in the number of shares available for grant under the 2004 Award Plan of 2,000,000 shares.

As of December 31, 2006, a total of 1,549,390 shares were subject to outstanding stock options and restricted stock held by approximately 300 participants under the award plans. On December 29, 2006 (the last trading day of 2006) the closing price of our common stock on the NASDAQ was $16.22 per share.

We currently maintain only the 2003 Award Plan and 2004 Award Plan, each of which has been approved by our stockholders. The following table provides information as of December 31, 2006 about outstanding options and shares reserved for future issuance under the award plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,549,390	$2.73	159,667
Equity compensation plans not approved by security holders	—	—	—
Total	1,549,390	$2.73	159,667

COMPENSATION COMMITTEE REPORT ON
EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors is responsible for determining compensation for the Company’s executive officers and other employees, and administering the 2003 Incentive Award Plan, the 2004 Incentive Award Plan, the Company’s management bonus plan and other compensation programs. In 2006, the Compensation Committee consisted of Messrs. Glassmeyer, Margalit, and Weingarten.  The committee reviewed and discussed the Compensation, Discussion and Analysis with management and based on that review and discussion, recommended its inclusion in this proxy statement.

Compensation Committee:
Erel Margalit
Edward Glassmeyer
Timothy Weingarten

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2006:

•       The Compensation Committee was comprised of Messrs. Margalit, Glassmeyer and Weingarten;

•       None of the members of the Compensation Committee was an officer (or former officer) or employee of the Company or any of its subsidiaries;

•       None of the members of the Compensation Committee entered into (or agreed to enter into) any transaction or series of transactions with the Company or any of its subsidiaries in which the amount involved exceeds $60,000;

•       None of the Company’s executive officers served on the Compensation Committee (or another board committee with similar functions) of any entity where one of that entity’s executive officers served on the Company’s Compensation Committee;

•       None of the Company’s executive officers was a director of another entity where one of that entity’s executive officers served on the Company’s Compensation Committee; and

•       None of the Company’s executive officers served on the Compensation Committee (or another board committee with similar functions) of another entity where one of that entity’s executive officers served as a director on the Company’s Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table provides summary information regarding beneficial ownership of our outstanding capital stock as of March 24, 2007, for:

•       each person or group who beneficially owns more than 5% of our capital stock on a fully diluted basis;

•       each of the executive officers named in the Summary Compensation Table;

•       each of our directors and nominees to become a director; and

•       all of our directors and executive officers as a group.

Beneficial ownership of shares is determined under the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of common stock held by them. Shares of common stock subject to options currently exercisable or exercisable within the period 60 days after March 24, 2007, are deemed outstanding for calculating the percentage of outstanding shares of the person holding these options, but are not deemed outstanding for calculating the percentage of any other person.

Unless otherwise noted, the address for each director and executive officer is c/o Cogent Communications Group, Inc., 1015 31 st  Street, Washington, D.C. 20007.

	Beneficial Ownership
Name of Beneficial Owner	Number of Shares	Percentage Of Ownership
FMR Corporation	7,332,612	15.0%
82 Devonshire Street
Boston, Massachusetts 02109 (3)
Entities Affiliated with Ziff Asset Management, L.P.	3,041,538	6.2
283 Greenwich Avenue
Greenwich, CT 06830 (6)
Dave Schaeffer (4)	1,241,773	2.5
Erel Margalit	—	*
Edward Glassmeyer (1)	15,037	*
Jean-Jacques Bertrand	—	*
Timothy Weingarten	—	*
Steven Brooks (2)	1,227,775	2.5
Richard Liebhaber	6,710	*
Kenneth Peterson	11,250	*
Blake Bath	625	*
Lewis Ferguson	—	*
R. Reed Harrison (5)	175,584	*
Thaddeus Weed (5)	1,470	*
Robert Beury (5)	6,865	*
Jeffrey Karnes (5)	11,183	*
Directors and executive officers as a group (16 persons) (7)	2,730,259	5.5

*                    Denotes less than 1% ownership.

(1)          Mr. Glassmeyer owns 3,787 shares directly. The remaining shares are held by Oak Management Corporation, of which Mr. Glassmeyer is president.

(2)          Mr. Brooks owns 11,250 shares directly. The remaining shares are held by entities affiliated with BCP Capital, of which Mr. Brooks is Managing Director, including: (a) BCI Holdings LP, (b) Broadview Holdings LLP, (c) Broadview BCPSBS Fund, (d) BCP Associates Fund LLC (previously known as Broadview Capital Partners Affiliates Fund LLC), (e) BCP General LLC (previously known as Broadview Capital Partners Management LLC), and (f) BCP Capital QPF, L.P. (previously known as Broadview Capital Partners Qualified Purchaser Fund L.P.). Mr. Brooks disclaims beneficial ownership of such shares.

(3)          Includes shares held by Fidelity Management & Research Company, or Fidelity, and its various funds, which are controlled by Edward C. Johnson III and FMR Corp. Each of Mr. Johnson III, who is the Chairman of FMR Corp., and FMR Corp. has sole power to dispose of the 7,332,612 shares owned by the Funds. Neither Mr. Johnson III nor FMR Corp. has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the funds’ boards of trustees. Fidelity carries out the voting of the shares under written guidelines established by such boards of trustees. The information herein regarding this stockholder is derived from such stockholder’s Schedule 13G filed with the SEC on December 11, 2006.

(4)          Includes 644,843 shares of common stock, 638,093 of which are owned directly by Mr. Schaeffer and 6,750 shares of which are held by the Schaeffer Descendant’s Trust. Mr. Schaeffer disclaims beneficial ownership of the shares held by the trust. Also includes fully vested options for 576,930 shares of common stock and 20,000 shares of restricted stock that will vest by May 24, 2007.

(5)          Consists of vested options and options that will vest by May 24, 2007 and in Mr. Karnes’ case 802 shares of common stock that will vest by May 24, 2007.

(6)          Includes shares held by Ziff Asset Management, L.P., PBK Holdings, Inc., Philip B. Korsant and ZBI Equities, LLC.

(7)          Consists of Dave Schaeffer, Erel Margalit, Edward Glassmeyer, Jean-Jacques Bertrand, Timothy Weingarten, Steven Brooks, Richard T. Liebhaber, Kenneth Peterson, D. Blake Bath, R. Reed Harrison, Lewis Ferguson, Robert Beury, Jeffrey Karnes, Mark Schleifer, Thaddeus Weed, R. Brad Kummer, and Timothy O’Neill.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Employment Agreements

We have employment agreements with certain of our named executive officers as described in “Employment Agreements and Other Potential Post-Employment Payments.”

Our Headquarters Lease

We lease office space in Washington, D.C. from a partnership of which our Chairman and Chief Executive Officer, Dave Schaeffer, is the general partner. The annual rent for this space is approximately $464,000 including pro-rated utility costs and real estate taxes; the lease expires August 31, 2010. We believe that this lease agreement is on terms at least as favorable to us as could have been obtained from an unaffiliated third party.

Transactions with One Communications, Hibernia Atlantic, and Pacwest

We purchase local circuit connections from One Communications and Pacwest and obtain transatlantic circuits from Hibernia Atlantic. One of our directors, Kenneth Peterson (who owned until March 23, 2007 4% of Cogent’s common stock), has a substantial interest in each of these companies. Mr. Peterson owns 50% of One Communications, 100% of Hibernia Atlantic, and has substantial debt and preferred stock ownership of Pacwest. One Communications was formed during 2006 when CTC Communications (owned by Mr. Peterson), Choice One Communications, and Conversent merged. In 2006 we paid the three companies in which Mr. Peterson has an interest approximately $1.1 million for the circuits they provided to us. Each circuit was acquired after we considered alternative suppliers and we believe that the terms under which these circuits were acquired are at least as advantageous to us as those we could received from an unaffiliated party. None of the circuits has a term of service in excess of twelve months.

Payment of expenses of LNG Holdings

During 2006 we paid to various law firms and accounting firms approximately $208,000 to provide services to LNG Holdings, which is 90% owned by a company that is owned by our CEO, David Schaeffer. We made these payments because LNG had no funds with which to make the payments necessary to defend itself in a lawsuit and to fulfill its legal and accounting obligations. We acquired our French, Spanish, and certain other European operations from LNG in 2004. Because of this relationship we deemed it beneficial to make certain that these legal and accounting services were provided in order to complete the separation of the subsidiaries from LNG as they have been integrated into our corporate structure.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s stock to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file. Based on its records and other information, the Company believes that all Section 16(a) filing requirements applicable to its directors and executive officers for 2006 were timely met.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee reappointed Ernst & Young LLP as the independent public accounting firm to audit our financial statements for the fiscal year beginning January 1, 2006. In making this appointment, the Audit Committee considered whether the audit and non-audit services Ernst & Young LLP provides are compatible with maintaining the independence of our outside auditors. The Audit Committee has adopted a policy that sets forth the manner in which the Audit Committee will review and approve all services to be provided by Ernst & Young LLP before the firm is retained. The policy requires an individual review by the committee in advance of each service to be provided by Ernst & Young LLP.

Representatives of Ernst & Young LLP will not be present at the Annual Meeting but are expected to be available by telephone should there be questions that need to be addressed by them.

Fees and Services of Ernst & Young LLP

The following table summarizes fees billed to us by Ernst & Young LLP for fiscal years 2006 and 2005:

	Fees
Service	2006	2005
Audit Fees (1)	$1,385,000	$1,291,000
Audit-Related Fees	—	10,000
Tax Fees (2)	148,000	129,000
Total	$1,533,000	$1,430,000

(1)          Fees for audit services include fees associated with the annual audit, the reviews of our quarterly reports on Form 10-Q, statutory audits required internationally, and fees related to registration statements.

(2)          Tax fees included tax compliance, tax advice and tax planning.

STOCKHOLDER PROPOSALS

Stockholder proposals intended for inclusion in the Company’s Proxy Statement for the annual meeting of Stockholders in 2007 must have been received by Ried Zulager, Secretary, Cogent Communications Group, Inc., 1015 31st  Street, Washington, D.C. 20007, by March 12, 2007.

The Company’s Bylaws provide that stockholders desiring to nominate a director or bring any other business before the stockholders at an annual meeting must notify the Secretary of the Company thereof in writing during the period 120 to 90 days before the first anniversary of the date of the preceding year’s annual meeting or, if the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder to be timely must be so delivered during the period 120 to 90 days before such annual meeting or 10 days following the day on which public announcement of the date of such meeting is first made by the Company. These stockholder notices must set forth certain information specified in the Company’s Bylaws.

OTHER MATTERS

The Board knows of no other business that will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.

It is important that the proxies be returned promptly and that your shares are represented. Stockholders are urged to sign, date and promptly return the enclosed proxy card in the enclosed envelope.

A copy of the Company’s 2006 Annual Report to Stockholders accompanies this Proxy Statement. The Company has filed an Annual Report for its fiscal year ended December 31, 2006 on Form 10-K with the SEC. Stockholders may obtain, free of charge, a copy of the Form 10-K by writing to Cogent Communications Group, Inc., Attn: Investor Relations, 1015 31st  Street, Washington, D.C. 20007. Stockholders may also obtain a copy of the Form 10-K by accessing the Company’s website at www.cogentco.com.

By Order of the Board of Directors

Ried Zulager, Secretary
Washington, D.C.
March 30, 2007

COGENT COMMUNICATIONS GROUP, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR
THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON
April 30, 2007  AT 9:00 a.m.

The undersigned holder of common stock, par value $0.001, of Cogent Communications Group, Inc. (the “Company”) hereby appoints Robert N. Beury and Ried Zulager, or either of them, proxies for the undersigned, each with full power of substitution, to represent and to vote as specified in this proxy all common stock of the Company that the undersigned stockholder would be entitled to vote if present in person at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on April 30, 2007 at 9:00 a.m. local time, at the Company’s offices at 1015 31 st Street, NW, Washington, D.C. 20007, and at any adjournments or postponements of the Annual Meeting. The undersigned stockholder hereby revokes any proxy or proxies heretofore executed for such matters.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted “FOR” each of the proposals and in the discretion of the proxies as to any other matters that may properly come before the Annual Meeting. The undersigned stockholder may revoke this proxy at any time before it is voted by delivering to the Secretary of the Company either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL PROPOSALS.

PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED RETURN ENVELOPE.

( SEE REVERSE SIDE )

( Reverse )

Annual Meeting of Stockholders
COGENT COMMUNICATIONS GROUP, INC.

April 30, 2007

☒      Please mark votes as in this example.

The Board of Directors recommends a vote “FOR” ALL Proposals.

1.	PROPOSAL — Election of Directors

	☐	FOR all nominees listed below (except as marked to the contrary).

	☐	WITHHOLD AUTHORITY to vote for all nominees listed below.

Nominees: Dave Schaeffer, Steven Brooks, Lewis H. Ferguson, III., Erel N. Margalit, Timothy Weingarten, Richard T. Liebhaber and D. Blake Bath.

	(INSTRUCTIONS:	To withhold authority to vote for any individual nominee, mark the “FOR” box and write that nominee’s name in the space provided below.)

2.	PROPOSAL — Amendment to Increase 2004 Incentive Award Plan by an additional 2,000,000 shares.

	☐	FOR the proposal.
	☐	AGAINST the proposal.
	☐	ABSTAIN from voting on the proposal / Broker “no authority” vote.

3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement in which the Proposal is fully explained.

Signature:	Date:	Signature (if held jointly):	Date:

Please date and sign exactly as your name(s) is (are) shown on the share certificate(s) to which the proxy applies. When shares are held as joint-tenants, both should sign. When signing as an executor, administrator, trustee, guardian, attorney-in-fact or other fiduciary, please give full title as such. When signing as a corporation, please sign in full corporate name by President or other authorized officer. When signing as a partnership, please sign in partnership name by an authorized person.